Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

PPL Appoints New Controller, Two Subsidiary Presidents

ALLENTOWN, Pa. (August 19, 2004) - PPL Corporation (NYSE: PPL) announced three key executive appointments Thursday (8/19).

William F. Hecht, PPL chairman, president and chief executive officer, said the appointments fill an essential financial position and strengthen the company's senior management team by more clearly focusing responsibility for longer term and day-to-day operational responsibilities.

The appointments:

  Paul Farr, senior vice president of PPL Global, has been named vice president and controller for PPL Corporation. The company's former vice president and controller, Joseph J. McCabe, retired earlier this year. Mark D. Woods has been serving temporarily as controller since that time.
  Roger L. Petersen, president of PPL Global, has been named president of PPL Development Corporation, a newly formed subsidiary that will have responsibility for all the corporation's acquisition and divestiture activities. These activities currently are a component of the responsibility of the company's PPL Global subsidiary.
  Rick L. Klingensmith, vice president-Finance for PPL Global, has been named president of PPL Global, which now will focus solely on the operation of the company's international electricity delivery systems.

"While the controller position always has been an important one, the increased complexity of our company and accounting rules demand that we have the best talent available to ensure that PPL has the highest quality of financial reporting," said Hecht. "Paul Farr's extensive background in accounting and taxes, combined with his operational and international on-the-ground experience, uniquely qualify him for PPL's controller position."

Hecht said the formation of PPL Development Corporation under the leadership of Roger Petersen will separate the development function from the other responsibilities of PPL Global, which has served as PPL's development arm as well as the operator of our international electricity businesses.

"While we intend to continue our conservative approach to development activities, it makes strategic sense to have a small, effective segment of the corporation dedicated to examining opportunities that may arise," said Hecht. "This new alignment will allow the PPL Global operation to focus solely on operating our successful international electricity delivery businesses in the United Kingdom and Latin America."

"We are pleased that we have the talent inside the corporation to fill these three important positions," said Hecht. "The extensive experience that Roger Petersen, Rick Klingensmith and Paul Farr bring to these new positions will significantly strengthen PPL's executive management team."

Paul Farr

Prior to assuming his current position, Farr served as a PPL Global vice president for two years. This followed two years of service as chief financial officer, vice president-finance of PPL Montana. At PPL Montana, he led the finance department and was responsible for all financial functions of the start-up organization that acquired 13 power plants in Montana. Prior to joining PPL Montana, he was director of international tax for PPL Global.

Farr came to PPL from Illinova Generating Company, where he served as international project finance manager for two years, coordinating financial, tax and legal due diligence for international acquisitions of electricity assets. Earlier, he was international tax manager for Price Waterhouse, LLP, and was employed by Arthur Andersen as an international tax senior.

Farr earned a master's degree in management from Purdue University and bachelor's degree in accounting from Marquette University. Farr is a Certified Public Accountant.

Roger Petersen

Petersen has been president of PPL Global since October 2001, returning to the company after serving as president and chief executive officer of PPL Montana for two years. Petersen helped found PPL Global in 1995, and as its vice president and chief operating officer, he managed the operations of PPL Global's businesses around the world. He played a key role in the acquisitions of WPD in the United Kingdom, Empresas Emel in Chile and the Montana assets, and served on the boards of directors of these companies.

Petersen came to PPL from Edison Mission Energy, a subsidiary of Edison International. He served as regional vice president, with responsibility for development, finance, construction and operation of the company's power facilities in North America. Prior to joining Edison Mission Energy in 1986, Petersen served for 12 years as project manager of U.S. and international projects at Fluor-Daniel.

A native of Pittsburgh, Pa., Petersen earned a business management degree from the University of California at Los Angeles, a master's degree in engineering from California Polytechnic University at Pomona and a bachelor's degree in mechanical engineering from South Dakota State University.

Rick Klingensmith

Since August 2000, Klingensmith has been vice president-Finance for PPL Global. In that role, he has been responsible for all of PPL Global's financial activities, including all the financial oversight of international businesses, analysis of new acquisitions and development opportunities, financial accounting and reporting, and coordination of financing related to PPL Global projects.

Formerly, he was general manager of global assets for PPL Global with responsibility for managing the company's portfolio of international businesses in Latin America and the United Kingdom.

Prior to joining PPL Global, he was manager of energy systems assets and acquisitions for Air Products and Chemicals Inc. in Allentown, Pa. In that role he was responsible for the management of more than $500 million of cogeneration and environmental plants owned by Air Products in the United States. Before joining Air Products, Klingensmith was an engineer in the power systems group of Stone & Webster Engineering Corp.

He holds a bachelor's degree in engineering science and mechanics from Pennsylvania State University and earned a master's degree in business administration from the Darden School of the University of Virginia.

The appointments are effective Aug. 23. Petersen and Klingensmith will report to James H. Miller, PPL's executive vice president and chief operating officer. Farr will report to John R. Biggar, PPL's executive vice president and chief financial officer.

PPL Global's international operations deliver electricity and related services to nearly 3.5 million customers in England, Wales, Chile, Bolivia and El Salvador.

PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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